Exhibit 10.4
PHOENIX TECHNOLOGIES LTD.
SEVERANCE AND CHANGE OF CONTROL AGREEMENT
     This Severance and Change of Control Agreement (the “Agreement”) is entered into by and between Thomas Lacey (“Executive”) and Phoenix Technologies Ltd. (the “Company”), effective as of February 25, 2010 (the “Effective Date”).
RECITALS
     1. It is possible that the Company could terminate Executive’s employment with the Company. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Compensation Committee of the Board (pursuant to its delegated authority) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination.
     2. The Compensation Committee of the Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.
     3. The Compensation Committee of the Board believes that it is imperative to provide Executive with certain severance benefits upon certain terminations of Executive’s employment with the Company. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.
     4. Certain capitalized terms used in the Agreement are defined in Section 6 below.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
     1. Term of Agreement. This Agreement will have a term of four (4) years commencing on the Effective Date and shall automatically renew for an additional four (4) year term unless the Company provides written notice to Executive at least sixty (60) days prior to the end of the first term of its intention not to renew this Agreement. Notwithstanding the previous sentence, in the event of a Change of Control within four (4) or, if applicable, eight (8) years of the Effective Date, the term of this Agreement will extend through the one-year anniversary of such Change of Control.
     2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or any other agreements between Executive and the Company.
     3. Severance Benefits.
          (a) Involuntary Termination other than for Cause, Disability or Death. If the Company (or any parent or subsidiary of the Company employing Executive) terminates Executive’s employment with the Company (or any parent or subsidiary of the Company) for a reason other than Cause, Executive’s Disability or Executive’s death, then, in addition to Executive’s accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with the Company’s then existing employee benefit plans, policies and arrangements, and subject to Section 4, Executive will receive the following severance benefits from the Company:
               (i) Severance Payments. Executive will be paid continuing payments of severance pay for six (6) months at a monthly rate equal to Executive’s monthly base salary rate, as then in effect, unless the termination is for Good Reason following the reduction of Executive’s base salary, in which case the severance amount will be based upon Executive’s base salary rate as in effect prior to such reduction. . The period during which the Company pays the Executive severance shall be referred to as the “Severance Period.”
               (ii) Bonus. If the Executive is terminated, the Executive shall be entitled to a bonus equal to 50% of the Executive’s target bonus opportunity for the fiscal year in which the termination occurs, unless the termination is for Good Reason following the reduction of Executive’s target bonus opportunity, in which case the severance amount will be based upon Executive’s target bonus opportunity as in effect prior to such reduction. This amount will be paid in a lump sum on the Severance Payment Date (as such term is defined in Section 4(b).
               (iii) Continued Health Insurance Benefits. Executive will receive continuation of the health, dental and vision insurance benefits provided to Executive and Executive’s eligible dependents under the Company’s Benefit Plans at Company expense for a period of six (6) months from the date of such termination.
               (iv) Option Exercisability. The vested portion of any stock options or other outstanding rights to purchase or receive shares of the Company’s common stock (including, without limitation, stock appreciation rights or similar awards) held by Executive as of the termination date will remain exercisable until the earlier of (A) the expiration of the original term of the applicable option or right (notwithstanding any provisions in the equity agreement providing for earlier expiration of vested rights upon termination of employment) or (B) (ii) the date twelve (12) months from the termination date.
               (v) Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law.
          (b) Certain Terminations in Connection with a Change of Control. If Executive terminates his employment with the Company (or any parent or subsidiary of the Company) for Good Reason or the Company (or any parent or subsidiary of the Company employing Executive)

terminates Executive’s employment with the Company (or any parent or subsidiary of the Company) for a reason other than Cause, Executive’s Disability or Executive’s death within two (2) months prior to or twelve (12) months following a Change of Control, then:
               (i) Executive shall receive the severance and other benefits set forth in Section 3(a)(i)-(v); and
               (ii) 100% of the unvested shares subject to all of Executive’s outstanding rights to purchase or receive shares of the Company’s common stock (including, without limitation, through awards of stock options, stock appreciation rights, restricted stock units or similar awards) whether acquired by Executive before or after the date of this Agreement and 100% of any of Executive’s shares of Company common stock subject to a Company right of repurchase or forfeiture upon Executive’s termination of employment for any reason (whether acquired by Executive before or after the date of this Agreement), will immediately vest and, if applicable, become exercisable upon the later of the effective date of the Change of Control or the effective date of the release required pursuant to Paragraph 4. In addition, if the plan document or agreement governing any equity award would provide greater vesting rights than those provided under this Section 3(b), then the provisions of the plan, or agreement, as applicable, shall govern. In all other respects, such awards will continue to be subject to the terms and conditions of the plans, if any, under which they were granted and any applicable agreements between the Company and Executive.
          (c) Death. If Executive’s employment with the Company (or any parent or subsidiary of the Company) terminates due to Executive’s death, then Executive (or his estate) will (i) receive his earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company plans, policies and arrangements, (iii) receive continuing payments of severance pay for three (3) months at a monthly rate equal to Executive’s monthly base salary rate as in effect at the time of such termination to be paid in accordance with Section 4 below and (iv) not be entitled to any other compensation or benefits (including, by way of example but not limitation, accelerated vesting of any equity awards) from the Company except to the extent provided under agreement(s) relating to any equity awards or as may be required by law (for example, “COBRA” coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)); provided, that (1) Executive (or his estate) shall be able to exercise any options that are vested as of the date of termination of Executive’s employment for the period specified in the agreement evidencing the options and retain any restricted stock awards that are vested as of the date of termination of Executive’s employment and (2) notwithstanding any other provision in this Agreement to the contrary, Executive’s eligible dependants shall also receive continuation of the health, dental and vision insurance benefits under the Company’s Benefit Plans at Company expense for a period of six (6) months following Executive’s termination date.
          (d) Other Terminations. If Executive voluntarily terminates Executive’s employment with the Company or any parent or subsidiary of the Company (other than for Good Reason within two (2) months prior to or twelve (12) months following a Change of Control) or if the Company (or any parent or subsidiary of the Company employing Executive) terminates Executive’s employment with the Company (or any parent or subsidiary of the Company) due to Executive’s Disability or for Cause, then Executive will (i) receive his earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits (including, by way of example but not limitation, accelerated vesting of any equity awards) from the Company except to the extent provided under agreement(s) relating to any equity awards or as may be required by law (for example, “COBRA” coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)); provided, that (1) Executive shall be able to exercise any options that are vested as of the date of termination of Executive’s employment for the period specified in the agreement evidencing the options and retain any restricted stock awards that are vested as of the date of termination of Executive’s employment and (2) notwithstanding any other provision in this Agreement to the contrary, if Executive’s employment with the Company (or any parent or subsidiary of the Company employing Executive) is terminated as a result of Executive’s Disability, then Executive shall also receive continuation of the health, dental and vision insurance benefits provided to Executive and Executive’s eligible dependents under the Company’s Benefit Plans at Company expense for a period of six (6) months following Executive’s termination date.
          (e) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary of the Company), and whether separate or in connection with a Change of Control, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 3.
     4. Conditions to Receipt of Severance.
          (a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 3(a) and Section 3(b) will be subject to Executive signing a release of claims as attached hereto as Exhibit A within twenty one (21) days (or such longer period as provided by law) and not revoking the release during the applicable revocation period. In the event the Company (or any parent or subsidiary of the Company) terminates Executive’s employment, the release shall become effective upon expiration of seven (7) days following execution of the release provided it has not been revoked. In the event Executive terminates his employment with the Company (or parent or subsidiary of the Company) for Good Reason, the release will become effective on the later of (i) expiration of seven (7) days following execution of the release or (ii) the effective date of a Change of Control that occurs within two (2) months following such termination of employment, provided the release has not been revoked. In the event Executive terminates for Good Reason prior to a Change of Control and a Change of Control does not occur within two (2) months following such termination, then the release will not become effective.
          (b) Payment of Severance Benefits. Subject to the foregoing, and any delay required under Section 4(d) below, on the sixty-fifth (65th) day following Executive’s separation date the Company shall commence payment of Executive’s severance benefits in accordance with the terms of Section 3 (the “Severance Payment Date”). All subsequent payments under Section 3(a)(i) or Section 3(c) shall be paid periodically in accordance with the Company’s normal payroll policies for salaried employees.

          (c) Nonsolicitation. The receipt of any severance benefits pursuant to Section 3 will be subject to Executive not violating the provisions of Section 7. In the event Executive breaches the provisions of Section 7, all continuing payments and benefits to which Executive would have been entitled pursuant to Section 3 will immediately cease.
          (d) Section 409A. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Code Section 409A, then any cash severance or other payments or benefits to be paid pursuant to Section 3 will not be paid during the six-month period following Executive’s termination of employment, unless the Company reasonably determines that paying all or a portion of such amounts immediately following Executive’s termination of employment would not result in the imposition of additional tax under Code Section 409A, in which case that portion of such amounts which may be paid without imposition of additional tax under Code Section 409A shall be paid or commence on the Severance Payment Date. To the extent that payment of any cash severance or other payments or benefits to Executive upon termination of his employment is postponed as a result of the previous sentence, such payments will accrue (without interest) and will become payable to Executive in a lump-sum amount on the earlier to occur of (i) the first business day following such six-month period and (ii) Executive’s death. For these purposes, each installment of the payments and benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).
     5. Excise Tax on Parachute Payments
          (a) Gross-Up Payment. If it is determined that any payment or distribution of any type to Executive or for his benefit by the Company, any of its affiliates, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount calculated to ensure that after Executive pays all taxes (and any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. The Gross-Up Payment shall be paid to Executive on, or as soon as practicable following, the date on which Executive remits the Excise Tax (and in no event later than December 31 of the calendar year following the calendar year in which Executive remits the Excise Tax).
          (b) Determination by Accountant. All determinations and calculations required to be made under this Section 5 shall be made by an independent accounting firm selected by the Company’s independent public accountants (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, to Executive and the Company within five (5) days after Executive or the Company make a request (if Executive or the Company reasonably believe that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish

Executive and the Company with a written statement that it has concluded that no Excise Tax is payable (including the reasons therefor) and that Executive has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and Executive, absent manifest error.
          (c) Over- and Underpayments. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayment”) or that Gross-Up Payments will have been made by the Company that should not have been made (“Overpayment”). In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the Company shall promptly pay the amount of such Underpayment to Executive or for his benefit. The Underpayment shall be paid to Executive on, or as soon as practicable following, the date on which Executive remits the Excise Tax (and in no event later than December 31 of the calendar year following the calendar year in which Executive remits the Excise Tax). In the case of an Overpayment, Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) Executive shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that Executive has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Subsection (a) above, which is to make Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in Executive’s repaying to the Company an amount that is less than the Overpayment.
          (d) Limitation on Parachute Payments. Any other provision of this Section 5 notwithstanding, if the Excise Tax could be avoided by reducing the Total Payments by $10,000 or less, then the Total Payments shall be reduced to the extent necessary to avoid the Excise Tax and no Gross-Up Payment shall be made. If the Accounting Firm determines that the Total Payments are to be reduced under the preceding sentence, then the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. Any necessary reductions shall be implemented by reduction of the cash payments to Executive.
     6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
          (a) Benefit Plans. “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with medical, dental, and/or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive’s eligible dependents immediately prior to Executive’s termination of employment. Notwithstanding any contrary provision of this Section 6(a), but subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide coverage under any

Benefit Plan by (i) reimbursing Executive’s premiums under COBRA after Executive has properly elected continuation coverage under COBRA (in which case Executive will be solely responsible for electing such coverage for Executive and Executive’s eligible dependents), or (ii) providing Executive and Executive’s eligible dependents with equivalent coverage that is no less favorable under (or reimbursing Executive’s actual premiums pursuant to) a third party plan that is reasonably available to Executive and Executive’s eligible dependents.
          (b) Cause. “Cause” means (i) a failure by Executive to substantially perform Executive’s duties as an employee, other than a failure resulting from the Executive’s complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by Executive that constitutes misconduct, (iii) circumstances where Executive intentionally or negligently imparts material confidential information relating to the Company or its business to competitors or to other third parties other than in the course of carrying out Executive’s duties, (iv) a material violation by Executive of a federal or state law or regulation applicable to the business of the Company, (v) a willful violation of a material Company employment policy or the Company’s insider trading policy, (vi) any act or omission by Executive constituting dishonesty (other than a good faith expense account dispute) or fraud, with respect to the Company or any of its affiliates, which is injurious to the financial condition of the Company or any of its affiliates or is injurious to the business reputation of the Company or any of its affiliates, (vii) Executive’s failure to cooperate with the Company in connection with any actions, suits, claims, disputes or grievances against the Company or any of its officers, directors, employees, stockholders, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, whether or not such cooperation would be adverse to Executive’s own interest, or (viii) Executive’s conviction or plea of guilty or no contest to a felony, which involves moral turpitude and is injurious to the business reputation of the Company or any of its affiliates.
          (c) Change of Control. “Change of Control” means the occurrence of any of the following:
               (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets to any “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert;
               (ii) any person or group of persons becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;
               (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; or
               (iv) a contest for the election or removal of members of the Board that results in the replacement during any 12-month period of at least 50% of the incumbent members of the Board, whose appointment is not endorsed by the majority of the incumbent members of the Board prior to such contest.
          (d) Confidential Information. “Confidential Information” means any proprietary information, technical data, trade secrets or know-how of the Company or any of its affiliates, including, but not limited to, research, product plans, source code, products, services, suppliers, customer lists and customers. Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved.
          (e) Disability. “Disability” means that Executive has been unable to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six (6) months. Whether Executive has a Disability will be determined by the Board based on evidence provided by one or more physicians selected or approved by the Board.
          (f) Good Reason. “Good Reason” means that, without Executive’s express written consent, any one of the following events occurs: (i) a material reduction in Executive’s title, authority, status, or responsibilities, unless the Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); (ii) the reduction of Executive’s aggregate base salary or target bonus opportunity as in effect immediately prior to such reduction (other than a reduction applicable to executives generally); or (iii) a relocation of Executive’s principal place of employment by more than fifty (50) miles; provided, however (x) Executive provides written notice to the Company within the thirty (30) day period immediately following such event; (y) such event is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice; and (z) Executive’s resignation is effective not later than thirty (30) days after the expiration of such thirty (30) day cure period.
     7. Restrictive Covenant.
          (a) Nonsolicit. For a period beginning on the Effective Date and ending twelve (12) months after Executive ceases to be employed by the Company (or any parent or subsidiary of the Company), Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not: (i) solicit, induce or influence any person to leave employment with the Company (or any parent or subsidiary of the Company); or (ii) use any Confidential Information of the Company (or any parent or subsidiary of the Company) to attempt to negatively influence any of the clients or customers of the Company (or any parent or subsidiary of the Company) from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company (including any parent or subsidiary of the Company).
          (b) Understanding of Covenants. Executive represents that he (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of his obligations hereunder, including,

without limitation, the reasonableness of the length of time, scope and geographic coverage of this covenant.
     8. Litigation. Executive agrees to cooperate with the Company beginning on the Effective Date and thereafter (including following Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any of its affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any affiliate, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any affiliate as reasonably requested. The Company agrees to reimburse Executive for all expenses actually incurred in connection with his provision of testimony or assistance, and agrees to pay Executive a reasonable daily fee in the event Executive is required to spend more than ten (10) hours time in any one month providing such testimony or assistance to the Company.
     9. Successors.
          (a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) The Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     10. Notice.
          (a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its General Counsel.
          (b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 10(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and, in the case of termination by the Company for

Cause or as a result of a voluntary resignation by Executive, will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).
     11. Miscellaneous Provisions.
          (a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.
          (b) Relinquishment of Titles and Positions. Executive agrees to promptly relinquish all titles and positions then held by Executive with the Company and any subsidiary or affiliate of the Company following any termination of Executive’s employment with the Company (or any parent or subsidiary of the Company).
          (c) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (d) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
          (e) Entire Agreement. This Agreement, the offer letter between Executive and the Company dated February 25, 2010, the Stock Option Agreement between Executive and the Company dated February 25, 2010, the Restricted Stock Purchase Agreement between Executive and the Company dated February 25, 2010, the terms of any other equity award agreements between the Company and Executive (as modified by this Agreement) and any indemnification agreement between the Company and Executive, constitute the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including without limitation, any formal offer letter or employment agreement by and between the Company and Executive. No future agreements between the Company and Executive may supersede this Agreement, unless they are in writing and specifically mention this Agreement.
          (f) Choice of Law. The laws of the State of California (without reference to its choice of laws provisions) will govern the validity, interpretation, construction and performance of this Agreement. Any legal action or other legal proceeding relating to this Agreement shall be brought or otherwise commenced in any state or federal court located in Santa Clara County, California and both parties expressly and irrevocably consent and submit to the jurisdiction of each state and federal court located in Santa Clara County, California (and each appellate court located in the State of California), in connection with any such legal proceeding; agree not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Santa Clara County, California, any claim that the party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
          (g) All legal fees and expenses which may reasonably incur as a result of any dispute or contest between Executive and the Company with respect to the validity or enforceability of, or liability under, any provision of this Agreement, or any guarantee of performance thereof (including as a result of any dispute or contest by Executive about the amount of any payment pursuant to this Agreement), shall be paid promptly, by the non-prevailing party in such dispute or contest.
          (h) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
          (i) Income and Employment Taxes. Executive agrees that Executive shall be responsible for any employee-side (but not employer-side) applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment made hereunder, that Executive’s receipt of any benefit hereunder is conditioned on Executive’s satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply.
          (j) Compliance with Code Section 409A. To the extent there is any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, such provision shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder. Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by Code Section 409A to the extent applicable.
          (k) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
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     IN WITNESS WHEREOF, each of the parties has executed this amended and restated Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY	PHOENIX TECHNOLOGIES LTD.
	By:	/s/ Timothy C. Chu
		Name:	Timothy C. Chu
		Title:	Vice President, General Counsel and Secretary

EXECUTIVE	THOMAS LACEY
	By:	/s/ Thomas Lacey
Title: President and CEO

Exhibit a
Release Agreement
     I understand that my position with Phoenix Technologies, Ltd. (the “Company”) terminated effective ___, 20___ (the “Separation Date”). The Company has agreed that if I choose to sign this Release, the Company will extend to me certain benefits (minus the standard withholdings and deductions, if applicable) pursuant to the terms of the Severance and Change of Control Agreement (the “Agreement”) entered into as of February 25, 2010, between me and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such severance benefits unless I sign this Release. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date and any unreimbursed business expenses, to which I am entitled by law.
     In consideration for the severance benefits I am receiving under the Agreement, I hereby release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification or any right to payments under any Company insurance policy I may have for any liabilities arising from my actions within the course and scope of my employment with the Company or within the course and scope of my role as a member of the Board of Directors and/or officer of the Company, nor am I releasing my right to receive any severance benefits pursuant to the Agreement.
     I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, I hereby waive the benefit of any provision of California law, and of any other jurisdiction, which is similar to the following: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed by me.

     I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

By:
Thomas Lacey
Date: